EXHIBIT 99.1

Investor Contact:

Mark Humphrey

Chief Financial Officer and Senior Vice President

239-226-2000

Alico, Inc. Announces Agreement with United States Department of Agriculture

Fort Myers, FL, September 6, 2012 — Alico, Inc.(NASDAQ: ALCO) (the “Company”), an agriculture and rural land management company, announced that it has reached an agreement with the United States Department of Agriculture, through its administering agency, The Natural Resources Conservation Service, to grant a conservation easement on approximately 11,600 acres (the “Property”) located in Hendry County, FL for approximately $20.7 million. The easement agreement states the Property will be enrolled in perpetuity in the Wetlands Reserve Program designed to restore, protect and enhance the values of the wetlands and for the conservation of natural resources.

The Company will retain title to the Property and the right to various recreational uses including hunting, fishing and leasing of such rights. Additionally, the Company reserves the right to subsurface resources including oil, gas, minerals and geothermal resources underlying the easement area and the right to water uses and water rights identified as reserved to the Company.

The Company expects to close the agreement in fiscal year 2013. The Company also expects to generate an approximate $19.5 million capital gain which may be utilized against the $45 million capital loss carryforward generated by the recent announced sales of certain Lee County property if the Company is not successful in identifying a like kind exchange property that fits our core businesses of agriculture and rural land management.

JD Alexander, Alico’s President and Chief Executive Officer, noted, “Dr. Ken Smith, Chief Operating Officer, and Garrett Wallace, Director of Governmental and Regulatory Affairs, have worked diligently to create a potential transaction that permanently continues the protection of this valuable environmental property while protecting important future economic uses of the Property. Upon closing, we will also be adding approximately $20 million to our balance sheet of which approximately $19.5 million will increase our fiscal year 2013 profitability.”

Dr. Ken Smith, Chief Operating Officer, concluded, "In keeping with the strategy and goals of the Company, this opportunity further demonstrates Alico’s long-standing commitment to sustainable agriculture and stewardship of our land.”

About Alico

Alico, headquartered in Fort Myers, FL, is an agriculture and rural land management company operating in Central and Southwest Florida. Alico owns approximately 130,300 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, FL. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc. visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as

“expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico under takes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.